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                                                                   EXHIBIT 99.11



                            SULLIVAN & WORCESTER LLP
                          1025 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                             TELEPHONE: 202-775-8190

                             FACSIMILE: 202-293-2275


565 FIFTH AVENUE            ONE POST OFFICE SQUARE
NEW YORK, NEW YORK 10017    BOSTON, MASSACHUSETTS 02109
TELEPHONE: 212-486-8200     TELEPHONE: 617-338-2800
FACSIMILE:                  FACSIMILE: 617-338-2880

                            September 18, 2000

Smith Barney Investment Series
388 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:

     We have been requested by Smith Barney Investment Series, a Massachusetts business trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated January 29, 1987, as amended (the "Declaration"), for our opinion with respect to certain matters relating to Smith Barney Growth and Income Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Trust on behalf of the Acquiring Fund of all of the assets of Smith Barney Large Cap Blend Fund (the "Acquired Fund"), a series of Smith Barney Equity Funds, in exchange solely for shares of the Acquiring Fund and the assumption by the Trust on behalf of the Acquiring Fund of the stated liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

     We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

     Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on November 22, 2000, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance
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with the 1933 Act, the Investment Company Act of 1940, as amended and applicable state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the references to our firm in the Prospectus/Proxy Statement filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                    Very truly yours,

                                    /s/SULLIVAN & WORCESTER LLP
                                    -------------------------------------
                                    SULLIVAN & WORCESTER LLP




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